UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2012

FIRSTFED FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-9566	95-4087449
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10900 Wilshire Boulevard, Suite 850 Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 405-7212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.03	Bankruptcy or Receivership.

As previously disclosed in a Current Report on Form 8-K filed January 7, 2010, on January 6, 2010, FirstFed Financial Corp. (the “Company”), pursuant to the provisions of the United States Bankruptcy Code (the “Bankruptcy Code”) filed a voluntary petition in the United States Bankruptcy Court for the Central District of California, San Fernando Valley Division, seeking relief under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code. Venue for the bankruptcy case was subsequently changed and it is now pending in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the “Bankruptcy Court”), as Case No. 2:10-bk-12927-ER.

As previously disclosed in a Current Report on Form 8-K filed October 15, 2012, on October 11, 2012, the Bankruptcy Court approved the terms of a Chapter 11 Plan of Reorganization for the Company. On November 13, 2012, the Bankruptcy Court, entered an order in the Chapter 11 bankruptcy case of the Company, confirming the Modified Second Amended Plan of Reorganization (the “Plan”) which was jointly proposed in the case by the Company and Holdco Advisors, L.P. A copy of the Confirmation Order is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Summary

The following is a summary of the material terms of the Plan. This summary only highlights certain substantive provisions of the Plan and is not a complete description of the Plan. This summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Plan, a copy of which is included as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein. All capitalized terms used herein but not otherwise defined have the meanings set forth in the Plan. The following description of the Plan is intended as a summary only, and is, in all respects, subject to the terms of the Plan itself, which govern.

The Plan provides for the remaining assets held by the Company principally to be pursued by the successor reorganized debtor (the “Reorganized Debtor”). A five-person board will oversee the Reorganized Debtor’s administration over those assets. The Company believes those assets primarily include a claim in the amount of approximately $131 million, plus interest, pursuant to a postpetition federal tax return (the “Tax Refund”). The Federal Deposit Insurance Corporation (the “FDIC”) is the primary competing claimant relating to the Tax Refund. Substantial litigation may need to proceed to determine the respective shares to which the Company and the FDIC are entitled with respect to the Tax Refund. The Plan Committee, a three-person subset of the five-person board, will oversee and have decisionmaking authority regarding such litigation, including settlement.

Under the Plan, secured creditors of the Company receive, at their sole option, either (i) payment in full, (ii) the collateral securing their claims, or (iii) other treatment rendering them unimpaired pursuant to the Bankruptcy Code. Under the Plan, priority claimants (as defined in the Plan) also are unimpaired. At present the Company knows of no secured creditors or priority claimants.

Under the Plan, the Reorganized Debtor will issue a new class of common stock, called New Series A Common Stock. The majority of the Company’s unsecured creditors, primarily consisting of the unsecured debenture holders, will receive pro rata distributions of New Series A Common Stock. Alternatively, if an unsecured creditor has so elected, that unsecured creditor will receive a right to such holder’s pro rata share of interests in a liquidating trust. Substantially all of the unsecured creditors other than the FDIC did not so elect, and therefore will receive New Series A Common Stock.

Under the Plan, holders of the Company’s previously outstanding common stock will receive nothing, and that stock will be cancelled.

Wilmington Trust, the indenture trustee under the debentures, did not object to the Plan. While the FDIC initially objected to confirmation of the Plan, the FDIC withdrew its objection to the Plan once its concerns with the terms of the Plan were addressed through nonmaterial amendment of the Plan. Debenture holders who cast votes supported the Plan.

Outstanding Capital Stock

As of the filing of the Company’s bankruptcy case in January 2010, 13,684,553 shares of the Company’s common stock were outstanding and zero (0) shares of the Company’s common stock were reserved for future issuance in respect of claims and interests filed and allowed under the Plan.

Assets and Liabilities

As of September 30, 2012, the Company had total assets of $1,927,323.85 and total liabilities of $159,625,590.96. Not included in these liabilities are incurred and unpaid amounts that are pending Bankruptcy Court approval, in the aggregate amount as of September 30, 2012 of $770,635.08.

Forward-Looking Statements

This Current Report on Form 8-K and the exhibit hereto may contain certain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Modified Second Amended Chapter 11 Plan of Reorganization Proposed by the Debtor and Holdco Advisors, L.P., Dated October 10, 2012.

99.1	Confirmation Order, dated November 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTFED FINANCIAL CORP.
(Registrant)

November 16, 2012	By:	/s/ CARL W. MCKINZIE
Carl W. McKinzie Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Modified Second Amended Chapter 11 Plan of Reorganization Proposed by the Debtor and Holdco Advisors, L.P., Dated October 10, 2012.

99.1	Confirmation Order, dated November 13, 2012.